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Press Release
For immediate release
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Invesco Mortgage Capital Inc. Announces
Share Repurchase Program and Investment
Portfolio as of November 30, 2011

Investor Relations Contact:  Donald Ramon   404-439-3228
Media Relations Contact:     Bill Hensel         404-479-2886

Atlanta – December 13, 2011 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced that its Board of Directors has authorized the Company to repurchase up to 7,000,000 shares of its common stock. The shares are expected to be repurchased from time to time through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The manner, price, number and timing of share repurchases will be subject to a variety of factors, including market conditions and applicable U.S. Securities and Exchange Commission rules.

The Company today also announced the composition of its investment portfolio for the month ended November 30, 2011 and provided the following commentary in response to inquiries regarding the reduced dividend.

“The last five months have been characterized by increased European bank and sovereign credit funding stresses.   In response to the associated volatility, we have taken a more defensive posture over the quarter as book value preservation remains our primary focus.  We believe our recent actions to be in the best long-term interests of our shareholders,” said Richard King, Chief Executive Officer and President.

While we continue to see, and act on, attractive risk-adjusted return opportunities in our target asset classes, the interconnectedness of the global financial markets must be acknowledged.  As a result, during the quarter, we sought to position the Company's assets in a way that preserved book value while maintaining flexibility to make attractive investments.  During this period of market volatility we have positioned the Company’s portfolio to be in a better position to take advantage of market conditions in coming quarters.

The dividend reduction is a result of the market environment and portfolio repositioning.  Leverage on credit assets in the fourth quarter was reduced due to lower borrowing advance rates and lower asset prices, while repurchase agreement funding costs rose.  In addition, we experienced lower asset yields due to faster prepayment speeds on Agency RMBS (CPR’s of 14.4 and 13.5 in October and November respectively) and slower prepayment speeds on non-agency RMBS.  Finally, the company’s last forward starting swap commenced in the quarter which further increased funding costs.  While we have seen more stability in our book value during the fourth quarter, we did not see any significant improvement in the value of our credit assets and interest rate swaps.

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of November 30, 2011(a):

						Net
		Unamortized		Unrealized		Weighted
	Principal	Premium	Amortized	Gain/	Fair	Average	Average
$ in thousands	Balance	(Discount)	Cost	(Loss)	Value	Coupon (1)	Yield (2)
Agency RMBS:
15 year fixed-rate	2,305,589	124,372	2,429,961	25,855	2,455,816	4.20%	2.88%
30 year fixed-rate	5,936,963	401,144	6,338,107	88,423	6,426,530	4.99%	3.68%
ARM	90,654	1,816	92,470	1,766	94,236	3.52%	3.19%
Hybrid ARM	1,321,654	30,466	1,352,120	19,431	1,371,551	3.29%	2.58%
Total Agency	9,654,860	557,798	10,212,658	135,475	10,348,133	4.56%	3.34%

MBS-CMO	671,764	(565,105)	106,659	(7,960)	98,699	2.97%	3.61%
Non-Agency MBS	2,764,112	(255,130)	2,508,982	(104,641)	2,404,341	4.63%	5.12%
CMBS	1,345,431	(22,331)	1,323,100	(71,255)	1,251,845	5.47%	5.68%
Total	14,436,167	(284,768)	14,151,399	(48,381)	14,103,018	4.58%	3.87%

(1) Net weighted average coupon is presented net of servicing and other fees.
(2) Average yield incorporates future prepayment and loss assumptions.

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the period ended November 30, 2011(a):

	Amount	Weighted Average
$ in thousands	Outstanding	Interest
Agency RMBS	9,203,621	0.31%
Non-Agency RMBS	2,003,229	1.73%
CMBS	967,274	1.52%
Total	12,174,124	0.64%

(a) November 2011 information is preliminary, unaudited and subject to adjustment

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.